Exhibit 23.2

                              ACCOUNTANTS' CONSENT





The Board of Directors
BankAtlantic Bancorp, Inc.:


We consent to incorporation by reference in the Registration Statement on Form S-3 of BankAtlantic Bancorp, Inc. of our report dated January 28, 1997 relating to the consolidated statements of financial condition of BankAtlantic Bancorp, Inc. and subsidiaries as of December 31, 1996 and 1995 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three year period ended December 31, 1996 which report appears in the December 31, 1996 annual report on Form 10-K of BankAtlantic Bancorp, Inc.


                                                      /s/ KPMG Peat Marwick LLP




Fort Lauderdale, Florida
April 3, 1997